TWELFTH AMENDMENT
TO THE BY-LAWS
OF
LSB INDUSTRIES, INC.
________________________________________

The following amendments to the By-Laws of LSB Industries, Inc. (the “Corporation”) were approved and adopted by the Board of Directors of the Corporation by a unanimous written consent, dated November 15, 2007, executed by all of the members of the Board of Directors of the Corporation:

1.  Section 1 of ARTICLE VI of the By-Laws of the Corporation is hereby amended in its entirety and in lieu thereof a new Section 1 is substituted in place thereof, which reads as follows:

Section 1.  Stock Certificates.  The interest of each holder of stock of the Corporation shall be (a) evidenced by a certificate or certificates in such form as the Board of Directors may from time to time prescribe or (b) represented by uncertificated shares as issued by the Corporation.  The issuance of shares in uncertificated form shall not affect shares already represented by a certificate until the certificate is surrendered to the Corporation.  In the case of certificated shares, each certificate shall be signed by or, in the name of the Corporation by the Chairman of the Board of Directors, or the President or a Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation.  If such certificate is countersigned (a) by a transfer agent other than the Corporation or its employee, or (b) by a registrar other than the Corporation or its employee, any other signature on the certificate may be facsimile.  If any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of issue.

2.  Section 3 of ARTICLE VI of the By-Laws of the Corporation is hereby amended in its entirety and in lieu therefore a new Section 3 is substituted in place thereof, which reads as follows:

Section 3.  Holders of Record.  Prior to due presentment for registration or transfer or receipt of proper transfer instructions, the Corporation may treat the holder of record of a share of its stock as the complete owner thereof exclusively entitled to vote, to receive notifications and otherwise entitled to all the rights and powers of a complete owner thereof, notwithstanding notice to the contrary.

3.  Section 4 of ARTICLE VI of the By-Laws of the Corporation is hereby amended in its entirety and in lieu therefore a new Section 4 is substituted in place thereof, which reads as follows:

Section 4.  Lost, Stolen, Destroyed, or Mutilated Certificates.  The Corporation may issue a new certificate of stock or uncertificated shares to replace a certificate alleged to have been lost, stolen, destroyed or mutilated upon terms and conditions as the Board of Directors may from time to time prescribe, and the Board of Directors may, in its discretion, require the owner of the lost or destroyed certificate or his legal representative, to give the Corporation a bond, in such sum as it may direct, not exceeding double the value of the stock, to indemnify the Corporation against any claim that may be made against it on account of the alleged loss of any such certificate.

4.  Section 5 of ARTICLE VI of the By-Laws of the Corporation is hereby amended in its entirety and in lieu therefore a new Section 5 is substituted in place thereof, which reads as follows:

Section 5.  Transfer Agent and Registrar.  The Board of Directors may appoint one or more Transfer Agents and Registrars for the Common Stock and Preferred Stock of the Corporation.  The Transfer Agent shall be in charge of the issue, transfer, and cancellation of shares of stock and shall maintain stock transfer books, which shall include a record of the shareholders, giving the names and addresses of all shareholders, and the number and class of shares held by each; prepare voting lists for meetings of shareholders; produce and keep open these lists at the meetings; and perform such other duties as may be delegated by the Board of Directors.  Shareholders may give notice of changes of their addresses to the Transfer Agent.  The Registrar shall be in charge of preventing the over-issue of shares, shall register all certificated or uncertificated shares of stock, and perform such other duties as may be delegated by the Board of Directors.

The By-Laws of LSB Industries, Inc., dated January 28, 1977, as amended and modified by the First Amendment to LSB Industries, Inc.'s By-Laws, dated October 6, 1986, by the Second Amendment to the By-Laws, dated November 7, 1986, by the Third Amendment to the By-Laws, dated June 1, 1989, by the Fourth Amendment to the By-Laws, dated June 15, 1990, by the Fifth Amendment to the By-Laws, dated November 11, 1993, by the Sixth Amendment to the By-Laws, dated May 8, 1997, by the Seventh Amendment to the By-Laws, dated August 13, 1998, by the Eighth Amendment to the By-Laws, dated May 13, 1999, by the Ninth Amendment to the By-Laws, dated May 12, 2005, by the Tenth Amendment to the By-Laws, dated August 16, 2007, by the Eleventh Amendment to the By-Laws, dated September 10, 2007, and by this Twelfth Amendment to the By-Laws, dated November 15, 2007 set forth the entire By-Laws of LSB Industries, Inc.  The amendment to the Corporation's By-Laws as set forth in this Twelfth Amendment to the By-Laws of LSB Industries, Inc. is effective as of the 15th day of November, 2007, the date the Board of Directors of the Corporation adopted and approved such amendment.

Dated:   November 15, 2007

LSB INDUSTRIES, INC.

/s/ Jack E. Golsen
Jack E. Golsen
Chairman of the Board

[S E A L]                                                                      /s/ David M. Shear
David M. Shear, Secretary